SEVERANCE AGREEMENT

AGREEMENT effective as of July 1, 2005 between Nalco Company (the “Company”) and Gregory N. Nelson (“Executive”).

WHEREAS, Executive is currently a valued employee of the Company;

WHEREAS, Executive has been offered the opportunity to enter into certain equity and option agreements relating to the Company; and

WHEREAS, the Company desires to promote the continued good performance of Executive by offering this Severance Agreement; and

WHEREAS, the parties desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.

“BASE SALARY” means Executive’s annual base salary immediately prior to the Severance;

“CAUSE” means (i) Executive’s conviction of, plea of nolo contendere or guilty to, or written admission of, the commission of a felony, (ii) any act by Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company, or (iii) gross negligence, willful misconduct, or an unjustified refusal on the part of Executive to perform his duties as an employee, officer or member of the Company.

“CHANGE OF CONTROL” is an occurrence on which either (i) the Company ceases, for any reason, to be a member of the same controlled group as Parent within the meaning of Section 414(b) and (c) of the Code, except that a 50% ownership test shall be applied in lieu of the 80% ownership test specified in each of the foregoing Sections of the Code (the “PARENT CONTROLLED GROUP”), or (ii) all or at least 80% of the assets of the Company and its majority owned (by voting control) entities are sold to an entity outside the Parent Controlled Group.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMPANY” means Nalco Company and any successor (whether direct or indirect) to all or substantially all of the stock, assets or business of Nalco Company.

“EQUITY AGREEMENTS” means those Agreements executed simultaneously with this Agreement pursuant to which Executive is purchasing certain Units and restricted Units in Nalco LLC.

“GAINS” means any gains which Executive receives on any Units which are the subject of the Equity Agreement, as a result of a Company purchase of such Units at the time Executive’s employment with the Company terminates.

“GOOD REASON” means the occurrence of any of the following events without Executive’s written consent, (i) a reduction by the Company in Executive’s annual base salary, or (ii) a material reduction by the Company in Executive’s duties and responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive immediately prior to the Change of Control.

“TARGET BONUS” means, with respect to any fiscal year of the Company, the target annual bonus, assuming achievement of 100% of target, under the applicable Company annual incentive plan, (currently known as the Management Incentive Plan) for Executive for such year, but shall exclude any bonus payable under the Long Term Cash Incentive Plan or its equivalent.

“PARENT” means Nalco Holdings LLC.

2. Term of Agreement. This Agreement shall be in effect from the date hereof until December 31, 2008 (the “Term”); provided, however, that if a Change in Control shall occur prior to December 31, 2008, the Term shall then continue until the second anniversary of such Change of Control or December 31, 2008, whichever is longer. Notwithstanding the foregoing, Executive’s employment at all times shall be deemed to be an employment at-will and Executive’s employment may be terminated at will by Executive or the Company.

3. Severance.

(a) Termination Without Cause by the Company; by Executive for Good Reason. If Executive’s employment with the Company is terminated during the Term by the Company without Cause or by Executive for Good Reason, in lieu of any other severance benefits to which Executive would be entitled under either any other plan or program of the Company or an existing employment or severance agreement with the Company, Executive shall be entitled to the following benefits.

(i) The Company shall pay Executive, within thirty days of the date of such termination of employment (the “DATE OF TERMINATION”) in a lump sum payment A) accrued unpaid Base Salary through the Date of Termination, B) any prior year bonus earned but not paid, C) severance equal to one and one-half (1.5) times Base Salary and Target Bonus. The Company shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with the Company’s normal cycle for such payment. This lump sum shall be reduced by the amount of any Gains (but in no event less than zero), even if such Gains are to be paid by the Company after the date the payment is required hereunder.

(ii) Except as otherwise indicated herein, Executive

shall receive any other benefits they are otherwise eligible for under other plans or programs of the Company in accordance with their terms. Executive shall have the right to continue medical or dental benefits for a period equal to the severance pay period at the active employee rate. For clarity, the severance pay period shall equal the number of year(s) used to calculate the payment under Section 3(a)(i)(D).

(iii) Other than the benefits set forth in this Section 3(a), the Company and its affiliates will have no further obligations hereunder with respect to Executive following the Date of Termination.

(iv) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive, nor, shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned as a result of Executive’s employment with another employer.

(b) Any Other Termination. If Executive’s employment is terminated during the Term of this Agreement for any reason other than as set forth in Section 3(a), neither Executive nor his estate shall be entitled to any severance payments or insurance benefits under this Agreement.

(c) Covenants and Release. As a condition precedent to payment under this Agreement or payment of severance or grant of any other benefit hereunder, Executive must comply with, and continue to comply with, the Covenants and Terms attached hereto as Exhibit A, and sign and deliver a release to the Company within one week after the termination of Executive’s employment in a form substantially in the form of General Release, attached hereto as Exhibit B.

4. Termination of Other Benefits and Agreements

(a) The parties mutually terminate, and Executive hereby waives and releases any and all claims he or she has, either existing or to be earned in the future relating to, any existing agreement Executive has with the Company or any of its affiliates, relating to severance, change-in-control, supplemental retirement benefits, letter of credit or pension benefits other than those available through the standard Nalco pension plans and the benefits granted to Executive under the Stock Option Agreement executed by Executive and the Conmpany contemporaneously with this Agreement.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and

construed in accordance with the laws of Illinois without reference to the principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the severance payable to Executive in the event of a termination of employment. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive; provided, however, that the Company shall require any successor to substantially all of the stock, assets or business of the Company to assume this Agreement.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the stock, business and/or assets of the Company, heirs, distributees, devisees and legatees of the parties.

(g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Resignations. Executive agrees to immediately resign any positions held by him with the Company and its affiliates upon the termination of Executive’s employment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NALCO COMPANY
	By:	/s/ Stephen N. Landsman
Name: Stephen N. Landsman Title: Vice President

Dated: July 1, 2005	Executive

	By:	/s/Gregory N. Nelson